 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Aspargo Labs, Inc. on Form S-1 of our report dated August 7, 2024 with respect to our audit of the financial statements of Aspargo Labs, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to a restatement) as of December 31, 2023 and 2022 and for the years then ended, which appears in the prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

Prager Metis CPAs, LLC

Hackensack, NJ
January 10, 2025